Exhibit 10.1

nStor Technologies, Inc
100 Century Boulevard
West Palm Beach, Florida 33414

April 30, 2004

Hilcoast Development Corp.
100 Century Blvd
West Palm Beach, FL 33417
Attn: Mark F. Levy

Dear Mr. Levy:

We have agreed to the following amendments to that certain Promissory Note, dated June 30, 2003, in the amount of $2,806,744 (the “Note”), which was amended on December 31, 2003 increasing the outstanding principal of the Note to $2,919,937 with a maturity date of April 30, 2004 (the “Amended Note”), payable by nStor Technologies, Inc. to Hilcoast Development Corp., copies of which are attached hereto.

1)         The maturity date of the Amended Note is hereby extended from April 30, 2004  to July 31, 2004 (“Maturity”).

2)         Accrued and unpaid interest on the Amended Note through April 30, 2004 in the amount of $77,227 is hereby added to the $2,919,937 principal amount of the Amended Note so that as of the date hereof, the principal amount of the Amended Note has been increased to $2,997,164 (the “New Principal Amount”).  Interest at the rate of eight percent (8%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

                                                                                                Hilcoast Development Corp.

                                                                                                Agreed:
/s/ Jack Jaiven                                                                          By:  /s/ Mark F. Levy
Jack Jaiven                                                                                           Mark F. Levy
Vice President and Treasurer                                                                Vice President and Secretary